Exhibit 99.1

Lantheus Holdings and GE Healthcare Announce the Signing of a Term Sheet for Worldwide Development and Commercialization of Flurpiridaz F 18

NORTH BILLERICA, Mass. & Chalfont St Giles, UK (February 21, 2017)– Lantheus Medical Imaging, Inc. (“LMI”), a subsidiary of Lantheus Holdings, Inc. (“Lantheus”) (NASDAQ: LNTH), and GE Healthcare (NYSE:GE), today announced the signing of a term sheet relating to the continued Phase III development and worldwide commercialization of flurpiridaz F 18, an investigational positron emission tomography (PET) myocardial perfusion imaging (MPI) agent that may improve the diagnosis of coronary artery disease (CAD).

Under the proposed transaction, GE Healthcare would fund the second Phase III flurpiridaz F 18 clinical study, worldwide regulatory approvals and its worldwide launch and commercialization, with LMI collaborating in both development and commercialization through a joint steering committee. LMI would also maintain the option to co-promote the agent in the U.S. GE Healthcare’s development plan would focus on obtaining regulatory approval in the U.S., Japan, Europe and Canada.

Mary Anne Heino, President and CEO of Lantheus commented, “We are excited about the prospect of GE Healthcare being our global partner to complete the development of flurpiridaz F 18 and bring this next generation agent to market, as they touch every level of the PET diagnostic delivery continuum and share our commitment to serving the nuclear medicine community. The collaboration would enable us to participate in the long-term economic success of flurpiridaz F 18. LMI will also continue to advance our other pipeline assets and pursue additional near-term business development opportunities to drive growth.”

Emmanuel Ligner, General Manager, Core Imaging, GE Healthcare, said: “Pursuing this agreement with LMI will further strengthen our nuclear medicine portfolio and demonstrates our commitment to cardiovascular PET imaging. It is a key focus of our strategy to increase the number of tools at the disposal of clinicians around the world diagnosing and treating patients with cardiovascular disease.”

Under the proposed transaction, LMI would receive a USD 5 million upfront cash payment and, if successful, up to USD 60 million in regulatory and sales milestones payments, plus tiered double-digit royalties on U.S. sales and mid-single-digit royalties on sales outside of the U.S. LMI also would receive an option to co-promote in the U.S. Subject to satisfactory due diligence and necessary approvals, the parties anticipate entering into a definitive agreement for the proposed transaction in the second quarter of 2017. However, there is no assurance that the parties will enter into a definitive agreement on these terms or at all.

About Flurpiridaz F 18 and Coronary Artery Disease

Flurpiridaz F 18, a fluorine 18-labeled agent that binds to mitochondrial complex 1 (MC-1)1, was designed to be a novel PET imaging agent that may better evaluate patients with known or suspected CAD, which is the most common form of heart disease2, affecting an estimated 15.5 million Americans 20 years of age or older3. CAD is the leading cause of death in the United States for both men and women2. Each year more than 400,000 Americans die from CAD2. In the first phase 3 study, flurpiridaz F 18 demonstrated improved CAD detection and reduced radiation exposure over standard single photon emission computed tomography (SPECT). In subgroup analyses, the risk-benefit profile of flurpiridaz F 18 PET imaging appeared to be favorable in women, obese patients and patients with multi-vessel disease. It is important to note that, with a 110 minute half-life, flurpiridaz F 18 can be used in conjunction with treadmill exercise, which is not feasible with other currently available PET tracers for MPI.

About PET and MPI

PET imaging or a PET scan is a type of nuclear medicine imaging procedure4 that provides information about the function and metabolism of the body’s organs, unlike computed tomography (CT) or magnetic resonance imaging (MRI), which primarily show anatomy and structure5. MPI is a non-invasive test that utilizes a small amount of radioactive material (radiopharmaceutical) injected into the body to depict the distribution of blood flow to the heart. MPI is used to identify areas of reduced blood flow to the heart muscle. The test is typically conducted under both rest and stress conditions, after which physicians examine and compare the two scans and predict whether the patient has significant coronary artery disease6. Although SPECT is most commonly used for MPI7, PET imaging has gained considerable support and use in the field of cardiovascular imaging, as it offers many advantages to SPECT, including higher spatial and contrast resolution, resulting in higher image quality and improved diagnostic accuracy, accurate attenuation correction and risk stratification8.

About Lantheus Holdings, Inc. and Lantheus Medical Imaging, Inc.

Lantheus Holdings, Inc. is the parent company of Lantheus Medical Imaging, Inc., a global leader in the development, manufacture and commercialization of innovative diagnostic imaging agents and products. LMI provides a broad portfolio of products, which are primarily used for the diagnosis of cardiovascular diseases. LMI’s key products include the echocardiography contrast agent DEFINITY® Vial for (Perflutren Lipid Microsphere) Injectable Suspension; TechneLite® (Technetium Tc99m Generator), a technetium-based generator that provides the essential medical isotope used in nuclear medicine procedures; and Xenon (Xenon Xe 133 Gas), an inhaled radiopharmaceutical imaging agent used to evaluate pulmonary function and for imaging the lungs. LMI is headquartered in North Billerica, Massachusetts with offices in Puerto Rico and Canada. For more information, visit www.lantheus.com.

About GE Healthcare

GE Healthcare provides transformational medical technologies and services to meet the demand for increased access, enhanced quality and more affordable healthcare around the world. GE (NYSE: GE) works on things that matter—great people and technologies taking on tough challenges. From medical imaging, software & IT, patient monitoring and diagnostics to drug discovery, biopharmaceutical manufacturing technologies and performance improvement solutions, GE Healthcare helps medical professionals deliver great healthcare to their patients. For more information about GE Healthcare, visit www.gehealthcare.com.

Safe Harbor for Forward-Looking and Cautionary Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including with regard to the finalization and execution of a definitive agreement relating to completion of the development of, and expected value of, the flurpiridaz F 18 program. Such forward-looking statements are subject to risks and uncertainties that may be described from time to time in our filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on the forward-looking statements contained herein, which speak only as of the date hereof. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

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1 Yalamanchili, P, Wexler, E, Hayes, M, Yu, M, MD, Bozek J, Radeke, H, Azure, M, Purohit, A, Casebier, DS, and Robinson, SP. Mechanism of uptake and retention of 18F BMS-747158-02 in cardiomyocytes: A novel PET myocardial imaging agent. Journal Nuclear Cardiology 2007 Nov-Dec;14(6):782-8.

2 National Institutes of Health, National Heart, Lung, and Blood Institute. Coronary Artery Disease: Who Is At Risk. http://www.nhlbi.nih.gov/health/dci/Diseases/Cad/CAD_WhoIsAtRisk.html. Accessed January 2017.

3 Heart Disease and Stroke Statistics. 2016 Update: A Report From the American Heart Association. Circulation. 2016;133:e38-e360.

4 Radiology Info. What is Positron Emission Tomography – Computed Tomography (PET/CT) Scanning. http://www.radiologyinfo.org/en/info.cfm?pg=PET. Accessed January 2017.

5 National Institutes of Health. NIH Clinical Center. Positron Emission Tomography Department Overview. http://clinicalcenter.nih.gov/pet/. Accessed January 2017.

6 Society of Nuclear Medicine. Procedure Guidelines for Myocardial Perfusion Imaging. Version 3.0 June 2002. http://interactive.snm.org/docs/pg_ch02_0403.pdf.

7 Salerno, M and Beller, GA, Noninvasive Assessment of Myocardial Perfusion. Circ Cardiovasc Imaging. 2009; 2:412-424.

8 Heller, G, Calnon, D and Dorbala, S. Recent Advances in Cardiac PET and PET/CT Myocardial Perfusion Imaging. J Nucl Cardiol 2009; 16:962-9.

CONTACTS:

Lantheus Holdings, Inc.	GE Healthcare
Meara Murphy	Erin Bryant
978-671-8508	774-843-7178

Gary Santo
978-671-8960

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